Exhibit 99.1

FOR IMMEDIATE RELEASE

June 2, 2009

SABA SOFTWARE, INC.

ADOPTS SHAREHOLDER RIGHTS AGREEMENT

Redwood Shores, Calif. —June 2, 2009 Saba Software, Inc. (NASDAQ: SABA) today announced that its Board of Directors has adopted a Rights Agreement under which its stockholders will receive a dividend in the form of preferred stock purchase rights.

The rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of June 15, 2009. Each right will allow the holder to purchase one one-thousandth of a share (a unit) of Series A Preferred Stock at an initial purchase price of $12.50 under circumstances described in the Rights Agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business June 2, 2012 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Saba, including the right to vote or to receive dividends.

“The Rights Agreement is designed to assure that Saba’s stockholders receive equal treatment in the event of any proposed takeover of Saba, and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of Saba that could impair the Board’s ability to represent stockholder’s interests fully,” said Bobby Yazdani, Chairman and Chief Executive Officer.

The Rights Agreement was adopted as a general planning measure and not in response to any specific attempt to acquire control of Saba.

The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15% or more of the outstanding common stock, subject to prior redemption or exchange. Once a person or group acquires beneficial ownership of 15% or more of the outstanding common stock, subject to the terms and conditions of the Rights Agreement, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A Preferred Stock or, at the option of Saba, shares of common stock or cash, property or other securities of Saba having a market value equal to twice the then-current purchase price. The Rights Agreement is available on the website of the Securities and Exchange Commission, or a copy of the Rights Agreement will be furnished by Saba, on request and without cost, to any stockholder of Saba.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements regarding Saba’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Saba’s belief that the Rights Agreement is a sound and reasonable method for safeguarding stockholders’ interests. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are general economic and market conditions, changes in the Company’s stock price, liquidity needs or market fluctuations. Additional factors that could cause actual results to differ are discussed in the Company’s Form 10-K for the fiscal year ended May 31, 2008 and in its other periodic reports on file with the Securities and Exchange Commission. All forward-looking statements in this release are made as of the date hereof and the Company assumes no obligation to update any forward-looking statement.

About Saba

Founded in 1997, Saba (NASDAQ: SABA) is the premier global provider of strategic human capital management (HCM) software and services. Saba’s people management solutions are used by more than 1,300 organizations and over 17 million end users worldwide. Saba’s solutions increase organizational performance by aligning workforce goals with organizational strategy; developing, managing and rewarding their people; and improving collaboration.

Saba product offerings address all aspects of strategic HCM and are available both on-premise and OnDemand (www.saba.com/products). To ensure long-term customer success, our global services capabilities and partnerships provide strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Saba customers include Alcatel-Lucent; Bank of Tokyo-Mitsubishi UFJ; BMW; Caterpillar; CEMEX; Cisco Systems; Daimler; Dell; Deloitte Touche Tohmatsu; EDS, an HP company; EMC Corporation; FedEx Office; Insurance Australia Group; Kaiser Permanente; Lockheed Martin; Medtronic; National Australia Bank; Novartis; Petrobras; Procter & Gamble; Renault; Royal Bank of Scotland; Scotiabank; Singapore Ministry of Finance; Sprint; Standard Chartered Bank; Stanford University; Swedbank; Tata Consultancy Services; Wyndham International; Weyerhaeuser; Underwriters Laboratories; and the U.S. Army, U.S. Department of Health & Human Services, U.S. Department of Treasury/Internal Revenue Service, and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791.

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